Exhibit 99.1

COMBINATION OF PARTHUS AND CEVA—
IRISH HIGH COURT APPROVES SCHEME OF ARRANGEMENT;
DATE OF CLOSING OF COMBINATION TO BE ANNOUNCED

Dublin and Santa Clara, Calif. – October 21, 2002—Parthus Technologies plc (“Parthus”) (LSE: PRH, NASDAQ: PRTH), DSP Group, Inc. (“DSPG”) (NASDAQ: DSPG) and Ceva, Inc (“Ceva”) jointly announce that today the High Court of Ireland approved the scheme of arrangement, including the capital repayment, (the “Scheme”) as set out in the notices included in the circular to shareholders and option holders dated 2 September 2002. Pursuant to the Scheme, Parthus and Ceva will combine to form ParthusCeva, Inc., and Parthus will distribute an aggregate capital repayment of $60 million to its existing shareholders.

The parties are currently finalizing approvals from the U.S. Securities and Exchange Commission and the United Kingdom Listing Authority, and expect that the transaction will close and trading of the common stock of ParthusCeva on NASDAQ and the London Stock Exchange will begin following receipt of these final approvals. Trading in Parthus ordinary shares on the London Stock Exchange and Parthus American Depositary Shares on NASDAQ will continue until a closing date is fixed. The parties will announce the date of closing as soon as it has been determined.

Enquiries:

Parthus Technologies plc	Tel: +353 1 402 5700
Elaine Coughlan
Barry Nolan

DSP Group, Inc.	Tel: +1 408 986 4423
Yaniv Arieli

Financial Dynamics	Tel. +44 20 7831 3113
James Melville-Ross/Ben Way

The directors of Parthus accept responsibility for the information contained in this announcement relating to the Parthus group, the directors of Parthus, their immediate families, related trusts and persons connected with them. To the best of the knowledge and belief of the directors of Parthus (who have taken all reasonable care to ensure that such is the case), the information contained in this announcement for which they accept responsibility is in accordance with the facts and does not omit anything likely to affect the import of such information.

The directors of DSPG and the directors of Ceva accept responsibility for the information contained in this announcement other than that relating to the Parthus group, the directors of Parthus, their immediate families, related trusts and persons connected with them. To the best of the knowledge and belief of the directors of DSPG and Ceva (who have taken all reasonable care to ensure that such is the case), the information contained in this announcement for which they accept responsibility is in accordance with the facts and does not omit anything likely to affect the import of such information.

This announcement does not constitute an offer to sell or issue, or a solicitation of any offer to purchase or subscribe for any shares in DSPG, Ceva or Parthus nor shall it form the basis of, or be relied upon in connection with, any contract for such purchase or subscription. No representation or warranty, express or implied, is made or given by DSPG, Ceva or Parthus as to the accuracy or completeness of the information or the opinions contained in this announcement and no liability is accepted for any such information or opinions.

NOT FOR RELEASE, PUBLICATION OR DISTRIBUTION IN OR INTO AUSTRALIA, CANADA OR JAPAN